Exhibit 1.1
UNOFFICIAL TRANSLATION OF DRAFT AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
of:
STMicroelectronics N.V.
with corporate seat in Amsterdam
dated 4 April 2005
NAME, SEAT AND DURATION.
Article 1.
      1.1. The name of the company is: STMicroelectronics N.V.
      1.2. The company is established at Amsterdam.
      1.3. The company will continue for an indefinite period.
OBJECTS.
Article 2.
      The objects of the company shall be to participate or take in any manner any interests in other business enterprises, to manage such enterprises, to carry on the business in semi-conductors and electronic devices, to take and grant licenses and other industrial property interests, assume commitments in the name of any enterprises with which it may be associated within a group of companies, to take financial interests in such enterprises and to take any other action, such as but not limited to the granting of securities or the undertaking of obligations on behalf of third parties, which in the broadest sense of the term, may be related or contribute to the aforesaid objects.
SHARE CAPITAL.
Article 3.
      3.1. The authorised capital of the company amounts to one billion eight hundred nine million six hundred thousand euro (EUR 1,809,600,000), consisting of one billion two hundred million (1,200,000,000) ordinary shares and five hundred forty million (540,000,000) preference shares of one euro and four eurocents (EUR 1.04) each.
      3.2. Where in these articles of association reference is made to shares and shareholders this shall include the shares of each class as well as the holders of shares of each class respectively, unless explicitly provided otherwise.
ISSUE OF SHARES.
Article 4.
      4.1. The supervisory board shall have the power to issue shares and to determine the terms and conditions of such issue if and in so far as the supervisory board has been designated by the general meeting of shareholders as the authorized body for this purpose. A designation as referred to above shall only take place for a specific period of no more than five years and may not be extended by more than five years on each occasion.
      4.2. If a designation as referred to in the first paragraph is not in force, the general meeting of shareholders shall have the power, upon the proposal of and on the terms and conditions set by the supervisory board to resolve to issue shares.
      4.3. In the event of an issue of ordinary shares, shareholders shall have a pre-emptive right in proportion to the number of ordinary shares which they own, notwithstanding the provisions of the law. In respect of the issue of shares there shall be no pre-emptive right to shares issued against a contribution other than in cash or issued to employees of the company or of a group company. In the event of an issue of preference shares none of the shareholders shall have a pre-emptive right. The supervisory board shall have the power to limit or debar the pre-emptive right accruing to shareholders, if and in so far as the supervisory board has also been designated by the general meeting of shareholders for this purpose as the authorized body for the period of such designation. The provisions in the second sentence of the first paragraph shall equally apply.

      4.4. If a designation as referred to in the third paragraph is not in force, the general meeting of shareholders shall have the power, upon the proposal of the supervisory board to limit or debar the pre-emptive right accruing to shareholders.
      4.5. A resolution of the general meeting of shareholders to limit or exclude pre-emptive rights or to designate the Supervisory Board as authorized to resolve upon limiting or excluding of pre-emptive rights requires a majority of at least two-thirds of the votes cast in a meeting if in such meeting less than one-half of the issued share capital is present or represented.
      4.6. Without prejudice to what has been provided in section 80, paragraph 2, Civil Code:2, shares shall at no time be issued below par.
      4.7. Ordinary shares shall be issued only against payment in full; preference shares may be issued against partial payment, provided that the proportion of the nominal amount that must be paid on each preference share, irrespective of when it was issued, shall be the same and that at least one quarter of the nominal amount is paid up in full when the share is taken.
      4.8. Payment must be made in cash to the extent that no other contribution has been agreed upon. If the company so allows, payment in cash can be made in a foreign currency.
      In the event of payment in a foreign currency the obligation to pay is for the amount which can be freely exchanged into Dutch currency. The decisive factor is the rate of exchange on the day of payment, or as the case may be after application of the next sentence, on the day mentioned therein.

The company can require payment at the rate of exchange on a certain day within two months prior to the last day when payment shall have to be made provided the shares or depositary receipts for shares after having been issued — shall immediately be incorporated in the price list of an exchange abroad.
      4.9. This article shall equally apply to the granting of rights to take shares, but shall not apply to the issue of shares to someone who exercises a previously acquired right to take shares.
      4.10. The managing board shall determine, subject to approval by the supervisory board, when and in what amount payment is to be made in respect of partially paid preference shares. The managing board shall notify the shareholders concerned thereof in writing at least thirty days before the date on which the payment must finally be made.
      4.11. All notifications to shareholders will be made in accordance with the provisions relating to giving of notice to convene a general meeting as set out in article 27.2.
REPURCHASE OF SHARES.
Article 5.
      5.1. The company may acquire, for valuable consideration, shares in its own share capital if and in so far as:

a. its equity less the purchase price of these shares is not less than the aggregate amount of the paid up and called up capital and the reserves which must be maintained pursuant to the law;

b. the par value of the shares in its capital which the company acquires, holds or holds in pledge, or which are held by a subsidiary company, amounts to no more than one-tenth of the issued share capital; and

c. the general meeting of shareholders has authorized the managing board to acquire such shares, which authorization may be given for no more than eighteen months on each occasion,

notwithstanding the further statutory provisions.
      5.2. The company may, without being authorized thereto by the general meeting of shareholders and notwithstanding to what is provided in paragraph 1 under a and b, acquire shares in its own share capital in order to transfer those shares to the employees of the company or a group company under a scheme applicable to such employees.
      5.3. Shares thus acquired may again be disposed of. The company shall not acquire shares in its own share capital as referred to in paragraph 1 — if an authorization as referred to in such paragraph is in force — or as referred to in paragraph 2 without the prior approval of the supervisory board. The company shall also not dispose of shares in its own share capital — with the exception of shares in the company’s own share capital acquired pursuant to paragraph 2 — without the prior approval of the supervisory board.

      If depositary receipts for shares in the company have been issued, such depositary receipts shall for the application of the provisions of this paragraph and the preceding paragraph be treated as shares.
      5.4. In the general meeting no votes may be cast in respect of (a) share(s) held by the company or a subsidiary company; no votes may be cast in respect of a share the depositary receipt for which is held by the company or a subsidiary company. However, the holders of a right of usufruct and the holders of a right of pledge on shares held by the company and its subsidiary companies, are nonetheless not excluded from the right to vote such shares, if the right of usufruct or the right of pledge was granted prior to the time such share was held by the company or a subsidiary company. Neither the company nor a subsidiary company may cast votes in respect of a share on which it holds a right of usufruct or a right of pledge.
      Shares in respect of which voting rights may not be exercised by law or by the articles of association shall not be taken into account, when determining to what extent the shareholders cast votes, to what extent they are present or represented or to what extent the share capital is provided or represented.
      5.5. Upon the proposal of the supervisory board the general meeting of shareholders shall have the power to decide (i) to cancel shares acquired by the company from its own share capital, and (ii) to cancel all preference shares against repayment of the amount paid up on those shares, all subject however to the statutory provisions concerned.
SHARES, SHARE CERTIFICATES, SHARE REGISTER.
Article 6.
      6.1. Shares shall be in registered form.
      6.2. Ordinary shares shall be available:

•	in the form of an entry in the share register without issue of a share certificate; shares of this type are referred to in these articles as type I shares;

•	and — should the supervisory board so decide — in the form of an entry in the share register with issue of a certificate, which certificate shall consist of a main part without dividend coupon; shares of this type and share certificates of this type are referred to in these articles as type II shares.
      Preference shares shall only be made available in the form of type I shares.
      6.3. The supervisory board can decide that the registration of type I shares may only take place for one or more quantities of shares — which quantities are to be specified by the supervisory board — at the same time.
      6.4. Type II share certificates shall be available in such denominations as the supervisory board shall determine.
      6.5. All share certificates shall be signed by or on behalf of a managing director; the signature may be effected by printed facsimile. Furthermore type II share certificates shall, and all other share certificates may, be countersigned by one or more persons designated by the managing board for that purpose.
      6.6. All share certificates shall be identified by numbers and/or letters.
      6.7. The supervisory board can determine that for the purpose of effecting trading or transfer of shares at foreign exchanges share certificates shall be issued in such form as the supervisory board may determine, complying with the requirements set by said foreign exchange(s) and not provided with any dividend sheet.
      6.8. The expression “share certificate” as used in these articles shall include a share certificate in respect of more than one share.
Article 7.
      7.1. Upon written request from a shareholder, missing or damaged share certificates, or parts thereof, may be replaced by new certificates or by duplicates bearing the same numbers and/or letters, provided the applicant proves his title and, in so far as applicable, his loss to the satisfaction of the supervisory board, and further subject to such conditions as the managing board may deem fit.
      7.2. In appropriate cases, at its own discretion, the managing board may stipulate that the identifying numbers and/or letters of missing documents be published three times, at intervals of at least one month, in at least three newspapers to be indicated by the managing board announcing the application made; in such a case new certificates or duplicates may not be issued until six months have expired since the last publication, always provided that the original documents have not been produced to the managing board before that time.
      7.3. The issue of new certificates or duplicates shall render the original document invalid.
Article 8.
      8.1. Notwithstanding the statutory provisions in respect of registered shares a register shall be kept by or on behalf of the company, which register shall be regularly updated and, at the discretion of the managing board, may, in whole or in part, be kept in more than one copy and at more than one place.
      A part of the register may be kept abroad in order to meet requirements set out by foreign statutory provisions or provisions of the foreign exchange.
      8.2. Each shareholder’s name, his address and such further data as the managing board deems desirable, whether at the request of a shareholder or not, shall be entered in the register.
      8.3. The form and the contents of the share register shall be determined by the managing board with due regard to the provisions of paragraphs 1 and 2 of this article.
      The managing board may determine that the records shall vary as to their form and contents according to whether they relate to type I shares or to type II shares.
      8.4. Upon request a shareholder shall be given free of charge a declaration of what is stated in the register with regard to the shares registered in his name, which declaration may be signed by one of the specially authorized persons to be appointed by the managing board for this purpose.
      8.5. The provisions of the last four paragraphs shall equally apply to those who hold a right of usufruct or of pledge on one or more registered shares, with the proviso that the other data required by law must be entered in the register.
Article 9.
      9.1. Subject to the provisions of article 6, the holder of an entry in the share register for one or more type I shares may, upon his request and at his option, have issued to him one or more type II share certificates for the same nominal amount.
      9.2. Subject to the provisions of article 6, the holder of a type II share certificate registered in his name may, after lodging the share certificate with the company, upon his request and at his option, either have one or more type I shares entered in the share register for the same nominal amount.
      9.3. A request as mentioned in this article shall, if the supervisory board so requires, be made on a form obtainable from the company free of charge, which shall be signed by the applicant.
TRANSFER OF SHARES.
Article 10.
      10.1. The transfer of a registered share shall be effected either by service upon the company of the instrument of transfer or by written acknowledgement of the transfer by the company, subject however to the provisions of the following paragraphs of this article.
      10.2. Where a transfer of a type II share is effected by service of an instrument of transfer on the company, the company shall, at the discretion of the managing board, either endorse the transfer on the share certificate or cancel the share certificate and issue to the transferee one or more new share certificates registered in his name to the same nominal amount.
      10.3. The Company’s written acknowledgement of a transfer of a type II share shall, at the discretion of the managing board, be effected either by endorsement of the transfer on the share certificates or by the issue to the transferee of one or more new share certificates registered in his name to the same nominal amount.
      10.4. The provisions of the foregoing paragraphs of this article shall equally apply to the allotment of registered shares in the event of a judicial partition of any community of property or interests, the transfer of a registered share as a consequence of a judgement execution and the creation of limited rights in rem on a registered share.

      If a share certificate has been issued, the acknowledgement can only be effected either by putting an endorsement to that effect on this document, signed by or on behalf of the company, or by replacing this document by a new certificate in the name of the acquirer.
      10.5. The submission of requests and the lodging of documents referred to in articles 7 to 10 inclusive shall be made at a place to be indicated by the managing board and in any case the places where the company is admitted to a stock exchange.
      Different places may be indicated for the different classes and types of shares and share certificates.
      10.6. The company is authorized to charge amounts to be determined by the managing board not exceeding cost price to those persons who request any services to be carried out by virtue of articles 7 up to and including 10.
USUFRUCTUARIES, PLEDGEES, HOLDERS OF DEPOSITARY RECEIPTS.
Article 11.
      11.1. The usufructuary, who in conformity with the provisions of section 88, Civil Code:2 has no right to vote, and the pledgee who in conformity with the provisions of section 89, Civil Code:2 has no right to vote, shall not be entitled to the rights which by law have been conferred on holders of depositary receipts for shares issued with the cooperation of the company.
      11.2. Where in these articles of association persons are mentioned, entitled to attend meetings of shareholders, this shall include to holders of depositary receipts for shares issued with the cooperation of the company, and persons who in pursuance of paragraph 4 in section 88 or section 89, Civil Code:2 have the rights that by law have been conferred on holders of depositary receipts for shares issued with the cooperation of the company.
MANAGING BOARD.
Article 12.
      12.1. The company shall be managed by a managing board consisting of one or more managing directors under the supervision of the supervisory board. The number of members of the managing board shall be resolved upon by the general meeting of shareholders upon the proposal of the supervisory board. The members of the managing board shall be appointed for three years, a year being understood as meaning the period between two Annual General Meetings of Shareholders adopting the Accounts of the previous fiscal year or the meeting in which a postponement of this is granted.
      12.2. Managing directors shall be appointed by the general meeting of shareholders upon the proposal of the supervisory board for each vacancy to be filled.
      12.3. Without prejudice to the provisions of article 28, paragraph 2, a proposal to make one or more appointments to the managing board may be placed on the agenda of a general meeting of shareholders by the supervisory board.
      12.4. The company has a policy regarding the compensation of the managing board. The policy will be adopted by the general meeting of shareholders upon the proposal of the supervisory board.
      12.5. The supervisory board shall determine the compensation of the individual managing directors, within the scope of the compensation policy referred to in the previous paragraph. The supervisory board will submit for approval by the general meeting of shareholders a proposal regarding the compensation in the form of shares or rights to acquire shares. This proposal sets forth at least how many shares or rights to acquire shares may be awarded to the managing board and which criteria apply to an award or a modification.
      12.6. The general meeting of shareholders shall decide in accordance with the provisions of article 32, paragraph 1.
      Votes in respect of persons who have not been so nominated shall be invalid.
Article 13.
      13.1. The general meeting of shareholders shall be entitled to suspend or dismiss one or more managing directors, provided that at least half of the issued share capital is represented at the meeting. No such quorum shall be required where the suspension or dismissal is proposed by the supervisory board.

      13.2. Where a quorum under paragraph 1 is required but is not present, a further meeting shall be convened, to be held within four weeks after the first meeting, which shall be entitled, irrespective of the share capital represented, to pass a resolution in regard to the suspension or dismissal.
      13.3. The managing directors can be jointly or individually suspended by the supervisory board. After suspension a general meeting of shareholders shall be convened within three months, at which meeting it shall be decided whether the suspension shall be cancelled or maintained.
      The person involved shall be given the opportunity to account for his actions at that meeting.
REPRESENTATION.
Article 14.
      14.1. The entire managing board as well as each managing director may represent the company.
      14.2. The managing board may grant powers of attorney to persons, whether or not in the service of the company, to represent the company and shall thereby determine the scope of such powers of attorney and the titles of such persons.
      14.3. The managing board shall have power to perform legal acts as specified in section 2:94, paragraph 1, Civil Code in so far as such power is not expressly excluded or limited by any provision of these articles or by any resolution of the supervisory board.
Article 15.
      15.1. The supervisory board shall appoint one of the managing directors as chairman of the managing board. Appointment of the chairman shall be resolved with the majority mentioned in article 22, paragraph 1.
      15.2. Resolutions of the managing board shall be passed by simple majority of votes. In the event of a tie of votes the chairman of the managing board shall have a casting vote.
Article 16.
      16.1. Without prejudice to provisions made elsewhere in these articles, the managing board shall require the prior express approval:

(i) from the supervisory board for decisions relating to:

1. all proposals to be submitted to a vote at the general meeting of the shareholders;

2. the formation of all companies, acquisition or sale of any participation, and conclusion of any cooperation and participation agreement;

3. all pluriannual plans of the company and the budget for the first coming year, covering the following matters:

•	investment policy;

•	policy regarding research and development, as well as commercial policy and objectives;

•	general financial policy;

•	policy regarding personnel;

4. all acts, decisions or operations covered by the above list and constituting a significant change with respect to decisions already adopted by the supervisory board or not provided for in the above list and as specifically laid down by the supervisory board by resolution passed by it to that effect.

(ii) from the general meeting of shareholders with respect to resolutions: regarding a significant change in the identity or nature of the company or the enterprise, including in any event (a) transfering the enterprise or practically the entire enterprise to a third party, (b) entering into or cancelling any long-term cooperation between the company or a subsidiary (“dochtermaatschappij”) and any other legal person or company or as a fully liable general partner of a limited partnership or a general partnership, provided that such cooperation or the cancellation thereof is of essential importance to the company, and (c) the company or a subsidiary (“dochtermaatschappij”) acquiring or disposing of a participating interest in the capital of a company with a value of at least one-third of the company’s total assets according to the consolidated balance sheet and notes thereto in the most recently adopted annual accounts of the company;

the absence of the approval provided for above may not be raised by or against third parties.
      16.2. Without prejudice to provisions made elsewhere in these articles, the managing board shall require the approval of the general meeting of shareholders according to the law and the provisions of these articles as well as such resolutions as are clearly defined by a resolution of the general meeting of shareholders to that effect.
Article 17.
      In the event of the absence or inability to act of one of more managing directors the remaining managing directors or managing director shall temporarily be responsible for the entire management. In the event of the absence or inability to act of all managing directors, one or more persons appointed by the supervisory board for this purpose at any time shall be temporarily responsible for the management.
SUPERVISORY BOARD.
Article 18.
      18.1. The supervisory board shall be responsible for supervising the policy pursued by the managing board and the general course of affairs of the company and the business enterprise which it operates. The supervisory board shall assist the managing board with advice relating to the general policy aspects connected with the activities of the company. In fulfilling their duties the supervisory directors shall serve the interests of the company and the business enterprise which it operates.
      18.2. The managing board shall provide the supervisory board in good time with all relevant information as well as the information the supervisory board requests, in connection with the exercise of its duties.
      18.3. At least once per year the managing board shall inform the supervisory board in writing of the main features of the strategic policy, the general and financial risks and the management and control systems of the company.
      The managing board shall then submit to the supervisory board for approval:

a) the operational and financial objectives of the company;

b) the strategy designed to achieve the objectives; and

c) the parameters to be applied in relation to the strategy, inter alia, regarding financial ratios.
Article 19.
      19.1. The Supervisory board shall consist of at least six members, to be appointed by the general meeting of shareholders upon the proposal of the supervisory board for each vacancy to be filled. The number of supervisory directors shall without prejudice to the preceding sentence be resolved upon by the general meeting of shareholders upon the proposal of the supervisory board.
      19.2. The general meeting of shareholders shall decide in accordance with the provisions of article 32 paragraph 1.
      19.3. Without prejudice to the provisions of article 28, paragraph 2, a proposal to make one or more appointments to the supervisory board may be placed on the agenda of the general meeting of shareholders by the supervisory board.
      19.4. The supervisory board shall appoint from their number a chairman and a vice-chairman of the supervisory board with the majority mentioned in article 22, paragraph 1.
      19.5. Upon the appointment of the supervisory directors the particulars as referred to in section 142, paragraph 3, Civil Code:2 shall be made available for prior inspection.
Article 20.
      20.1. The supervisory board may appoint one or more of its members as delegate supervisory director in charge of supervising the managing board on a regular basis. They shall report their findings to the supervisory board. The offices of chairman of the supervisory board and delegate supervisory director are compatible.
      20.2. With due observance of these articles of association, the supervisory board may adopt rules regulating the division of its duties among its various supervisory directors.

      The Supervisory Board may also delegate certain of its powers to committees which exclusively consist of members of the Supervisory Board, such as an audit committee, a compensation committee or any other committee as the Supervisory Board may resolve to install. In case the authority to resolve upon the issuance of new shares is delegated to the Supervisory board, the Supervisory Board may install a pricing committee which shall exclusively consist of members of the Supervisory Board and which shall be authorised within the range set in the delegation mentioned above to determine on behalf of the Supervisory Board the price and conditions for newly issued shares.
      20.3. The supervisory board may decide that one or more of its members shall have access to all premises of the company and shall be authorized to examine all books, correspondence and other records and to be fully informed of all actions which have taken place, or may decide that one or more of its supervisory directors shall be authorised to exercise a portion of such powers.
      20.4. At the expense of the company, the supervisory board may obtain such advice from experts as the supervisory board deems desirable for the proper fulfilment of its duties.
Article 21.
      21.1. A supervisory director shall retire no later than at the ordinary general meeting of shareholders held after a period of three years following his appointment.
      A retired supervisory director may immediately be re-elected.
      21.2. The supervisory board may establish a rotation scheme.
      21.3. The supervisory directors may be suspended or dismissed by the general meeting of shareholders. The supervisory board may make a proposal to the general meeting of shareholders for the suspension or dismissal of one or more of its supervisory directors.
Article 22.
      22.1. The supervisory board may pass resolutions by at least three quarters of the votes of the members in office. Each supervisory director has the right to cast one vote. In case of absence a supervisory director may issue a proxy, however, only to another supervisory director. The proxy should explicitly indicate in which way the vote must be cast. The supervisory board may pass resolutions in writing without holding a meeting provided that the proposals for such resolutions have been communicated in writing to all supervisory directors and no supervisory director is opposed to this method of passing a resolution.
      22.2. A certificate signed by two supervisory directors to the effect that the supervisory board has passed a particular resolution shall constitute evidence of such a resolution in dealings with third parties.
      22.3. The managing directors shall attend meetings of the supervisory board at the latter’s request.
      22.4. The supervisory board shall meet whenever two or more of its members or the managing board so requests. Meetings of the supervisory board shall be convened by the chairman of the supervisory board, either on request of two or more supervisory directors or on request of the managing board, or by the supervisory directors requesting the meeting to be held. If the chairman fails to convene a meeting to be held within four weeks of the receipt of the request, the supervisory board members making the request are entitled to convene the meeting.
      22.5. The supervisory board shall draw up standing orders regulating inter alia the manner of convening board meetings and the internal procedure at such meetings. These meetings may be held by telephone as well as by video.
Article 23.
      The general meeting of shareholders determines the compensation to the members of the Supervisory Board or to one or more of its members. The meeting shall have authority to decide whether such compensation will consist of a fixed amount and/or an amount that is variable in proportion to profits or any other factor. The Supervisory Board members shall be reimbursed for their expenses.
INDEMNIFICATION.
Article 24.
      24.1. The company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the company) by reason of the fact that he is or was a supervisory director, managing director, officer or agent of the company, or was serving at the request of the company as a supervisory director, managing director, officer or agent of another company, a partnership, joint venture, trust or other enterprise, against all expenses (including attorneys’ fees) judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful or out of his mandate. The termination of any action, suit or proceeding by a judgement, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and not in a manner which he reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
      24.2. The company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding by or in the right of the company to procure a judgement in its favor, by reason of the fact that he is or was a supervisory director, managing director, officer or agent of the company, or is or was serving at the request of the company as a supervisory director, managing director, officer or agent of another company, a partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or wilful misconduct in the performance of his duty to the company, unless and only to the extent that the court in which such action or proceeding was brought or any other court having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification against such expenses which the court in which such action or proceeding was brought or such other court having appropriate jurisdiction shall deem proper.
      24.3. To the extent that a supervisory director, managing director, officer or agent of the company has been successful on the merits or otherwise in defense of any action, suit of proceeding, referred to in paragraphs 1 and 2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney’s fees) actually and reasonable incurred by him in connection therewith.
      24.4. Any indemnification by the company referred to in paragraphs 1 and 2 shall (unless ordered by a court) only be made upon a determination that indemnification of the supervisory director, managing director, officer or agent is proper in the circumstances because he had met the applicable standard of conduct set forth in paragraphs 1 and 2. Such determination shall be made:

a. either by the supervisory board by a majority vote in a meeting in which a quorum as mentioned in article 22, paragraph 1, and consisting of supervisory directors who where not parties to such action, suit or proceeding, is present;

b. or, if such a quorum is not obtainable or although such a quorum is obtained if the majority passes a resolution to that effect, by independent legal counsel in a written opinion;

c. or by the general meeting of shareholders.
      24.5. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the company in advance of the final disposition of such action, suit or proceeding upon a resolution of the supervisory board with respect to the specific case upon receipt of an undertaking by or on behalf of the supervisory director, managing director, officer or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the company as authorized in this article.
      24.6. The indemnification provided for by this article shall not be deemed exclusive of any other right to which a person seeking indemnification may be entitled under any by-laws, agreement, resolution of the general meeting of shareholders or of the disinterested supervisory directors or otherwise, both as to actions in his official capacity and as to actions in another capacity while holding such position, and shall continue as to a person who has ceased to be a supervisory director, managing director, officer or agent and shall also inure to the benefit of the heirs, executors and administrators of such a person.
      24.7. The company shall have the power to purchase and maintain insurance on behalf of any person who is or was a supervisory director, managing director, officer or agent of the company, or is or was serving at the request of the company as a supervisory director, managing director, officer, employee or agent of another company, a partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his capacity as such, whether or not the company would have the power to indemnify him against such liability under the provisions of this article.
      24.8. Whenever in this article reference is being made to the company, this shall include, in addition to the resulting or surviving company also any constituent company (including any constituent company of a constituent company) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power to indemnify its supervisory directors, managing directors, officers and agents, so that any person who is or was a supervisory director, managing director, officer or agent of such constituent company, or is or was serving at the request of such constituent company as a supervisory director, managing director, officer or agent of another company, a partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this article with respect to the resulting or surviving company as he would have with respect to such constituent company if its separate existence had continued.
GENERAL MEETING OF SHAREHOLDERS.
Article 25.
      25.1. The ordinary general meeting of shareholders shall be held each year within six months after the close of the financial year.
      25.2. At this general meeting shall be dealt with:

a. the written report of the managing board on the course of business of the company and the conduct of its affairs during the past financial year, and the report of the supervisory board on the annual accounts;

b. adoption of the annual accounts and the declaration of dividend in the manner laid down in article 37;

c. granting of discharge to the members of the Managing Board for their management during the past financial year and to the members of the Supervisory Board for their supervision on such management;

d. filling vacancies on the managing board in accordance with the provisions of article 12;

e. filling vacancies on the supervisory board in accordance with the provisions of article 19;

f. the proposals placed on the agenda by the managing board or by the supervisory board, together with proposals made by shareholders in accordance with the provisions of these articles.
Article 26.
      26.1. Extraordinary general meetings of shareholders shall be held as often as deemed necessary by the supervisory board and shall be held if one or more shareholders and other persons entitled to attend the meetings of shareholders jointly representing at least one-tenth of the issued share capital make a written request to that effect to the managing board or supervisory board, specifying in detail the business to be dealt with.
      26.2. If the managing board or supervisory board fail to comply with a request under paragraph 1 above in such manner that the general meeting of shareholders can be held within six weeks after the request, the persons making the request may be authorized by the President of the Court within whose jurisdiction the company is established to convene the meeting themselves.
Article 27.
      27.1. General meetings of shareholders shall be held at Amsterdam, Haarlemmermeer (Schiphol Airport), Rotterdam or The Hague; the notice convening the meeting shall inform the shareholders and other persons entitled to attend the meetings of shareholders accordingly.
      27.2. The notice convening a general meeting of shareholders shall be published by advertisement which shall at least be published in a national daily newspaper and abroad in at least one daily newspaper appearing in each of these countries other than the United States, where, on the application of the company, the shares have been admitted for official quotation. In addition, holders of registered shares shall be notified by letter that the meeting is being convened.
      27.3. The notice convening the meeting shall be issued by the managing board, by the supervisory board or by those who according to the law or these articles are entitled thereto.

Article 28.
      28.1. The notice convening the meeting referred to in the foregoing article shall be issued no later than on the twenty-first day prior to the meeting.
      28.2. The agenda shall contain such business as may be placed thereon by the person(s) entitled to convene the meeting, and furthermore such business as one or more shareholders, representing at least one-tenth of the issued share capital, have requested the managing board or supervisory board to place on the agenda at least five days before the date on which the meeting is convened. Nominations for appointment to the managing board and the supervisory board cannot be placed on the agenda by the managing board. No resolution shall be passed at the meeting in respect of matters not on the agenda.
      28.3. Notwithstanding paragraph 2, proposals of persons who are entitled to attend the meetings of shareholders will be included in the agenda, if such proposal is made in writing to the managing board within a period of sixty days before that meeting by persons who are entitled to attend the meetings of shareholders, who solely or jointly, represent at least one per cent (1%) of the company’s issued share capital or a market value of at least fifty million euro (EUR 50,000,000), unless the company determines that such proposal would conflict with substantial interests of the company.
      28.4. Without prejudice to the relevant provisions of law, dealing with withdrawal of shares and amendments to articles of association, the notice convening the meeting shall either mention the business on the agenda or state that the agenda is open to inspection by the shareholders and other persons entitled to attend the meetings of shareholders at the office of the company.
Article 29.
      29.1. General meetings of shareholders shall be presided over by the chairman of the supervisory board or in his absence by the vice-chairman of the supervisory board. In case of absence of the chairman and the vice-chairman of the supervisory board the meeting shall be presided by any other person nominated by the supervisory board.
      29.2. Minutes shall be kept of the business transacted at a general meeting of shareholders, which minutes shall be drawn up and signed by the chairman and by a person appointed by him immediately after the opening of the meeting.
      29.3. Where the minutes are drawn up before a civil law notary, the chairman’s signature, together with that of the civil law notary, shall be sufficient.
Article 30.
      30.1. All shareholders and other persons entitled to vote at general meetings of shareholders are entitled to attend the general meetings of shareholders, to address the general meeting of shareholders and to vote. The general meeting of shareholders may lay down rules regulating, inter alia, the length of time for which shareholders may speak. In so far as such rules are not applicable, the chairman may regulate the time for which shareholders may speak if he considers this to be desirable with a view to the orderly conduct of the meeting.
      30.2. In order to exercise the rights mentioned in paragraph 1, the holders of registered shares shall notify the company in writing of their intention to do so no later than on the day and at the place mentioned in the notice convening the meeting, and also — in so far as type II shares are concerned — stating the serial number of the shares certificate.
      They may only exercise the said rights at the meeting for the shares registered in their name both on the day referred to above and on the day of the meeting.
      30.3. The company shall send a card of admission to the meeting to holders of registered shares who have notified the company of their intention in accordance with the provision in the foregoing paragraph.
      30.4. The provisions laid down in paragraphs 2 up to and including 4 are mutatis mutandis applicable to shares from which usufructuaries and pledgees who do not have the voting right attached to those shares derive their rights.
Article 31.
      31.1. Shareholders and other persons entitled to attend meetings of shareholders may be represented by proxies with written authority to be shown for admittance to a meeting.

      31.2. All matters regarding the admittance to the general meeting, the exercise of voting rights and the result of votings, as well as any other matters regarding the affairs at the general meeting shall be decided upon by the chairman of that meeting, with due observance of the provisions of section 13, Civil Code:2.
Article 32.
      32.1. Unless otherwise stated in these articles, resolutions shall be adopted by simple majority of votes of the shareholders having the right to vote in a meeting of shareholders where at least fifteen per cent of the issued capital is present or represented. Blank and invalid votes shall not be counted. The chairman shall decide on the method of voting and on the possibility of voting by acclamation.
      32.2. Where the voting concerns appointments, further polls shall, if necessary, be taken until one of the nominees has obtained a simple majority, such with due observance of the provision of paragraph 1 of this article. The further poll or polls may, at the chairman’s discretion, be taken at a subsequent meeting.
      32.3. Except as provided in paragraph 2, in case of an equality of the votes cast the relevant proposal shall be deemed to have been rejected.
Article 33.
      At the general meeting of shareholders each share shall confer the right to cast one vote.
MEETINGS OF HOLDERS OF SHARES OF A PARTICULAR CLASS.
Article 34.
      34.1. A meeting of holders of preference shares shall be held whenever required by virtue of the provisions of these articles of association and further whenever the managing board and/or the supervisory board shall decide, and also whenever one or more holders of preference shares so request the managing board and/or the supervisory board in writing, stating the items of business to be transacted.
      If after receipt of a request as referred to in the preceding sentence neither the managing board nor the supervisory board has called a meeting in such a way that the meeting is held within four weeks of receipt, the applicant(s) shall be authorised to call the meeting themselves, with due observance of the relevant provisions of these articles of association.
      34.2. The managing directors and the supervisory directors shall have the right to attend meetings of holders of preference shares; in that capacity they shall have an advisory vote. Notice of a meeting of holders of preference shares shall be given by letters sent to all holders of preference shares. The notice shall state the items of business to be transacted.
      34.3. Article 27, paragraphs 1 and 3, article 28, article 29, article 30, paragraph 1, article 31, article 32 and article 33 shall apply mutatis mutandis to meetings of holders of preference shares.
      34.4. At a meeting of holders of preference shares at which the entire issued capital in shares of those class is represented, valid resolutions may be adopted, provided that they are passed by unanimous vote, even if the requirements in respect of the place of the meeting, the manner of notice, the term of notice and the stating in the notice of the items of business to be transacted, have not been observed.
      34.5. All resolutions which may be adopted by the holders of preference shares at a meeting may also be adopted outside a meeting.
      Resolutions may be adopted outside a meeting only if all holders of preference shares and holders of a right of usufruct on preference shares entitled to vote have declared themselves in favour of the proposal by letter, by telegram, by telex communication or telecopier.
      The resolution shall be recorded in the minute book of the meeting of holders of preference shares by a managing director.
      34.6. A meeting of holders of ordinary shares shall be held whenever required by virtue of the provisions of these articles of association. Articles 27 up to and including 33 shall apply mutatis mutandis to meetings of holders of ordinary shares.

ANNUAL ACCOUNTS, REPORT OF THE BOARD OF MANAGEMENT AND DISTRIBUTIONS.
Article 35.
      35.1. The financial year shall run from the first day of January up to and including the thirty-first day of December.
      35.2. Each year the managing board shall cause annual accounts to be drawn up, consisting of a balance sheet as at the thirty-first day of December, of the preceding year and a profit and loss account in respect of the preceding financial year with the explanatory notes thereto.
      35.3. The managing board shall be bound to draw up the aforesaid annual accounts in accordance with established principles of business management.
Article 36.
      36.1. The supervisory board shall cause the annual accounts to be examined by one or more registered accountant(s) designated for the purposes by the general meeting of shareholders or other experts designated for the purpose in accordance with section 393, Civil Code:2, and shall report to the general meeting of shareholders on the annual accounts, notwithstanding the provisions of the law.
      36.2. Copies of the annual accounts which have been made up, of the report of the supervisory board, of the report of the managing board and of the information to be added pursuant to the law shall be deposited for inspection by shareholders and other persons entitled to attend meetings of shareholders, at the office of the company as from the date of serving the notice convening the general meeting of shareholders at which meeting those items shall be discussed, until the close thereof.
PROFIT AND LOSS.
Article 37.
      37.1. Distribution of profits pursuant to this article shall be made following approval of the annual accounts which show that the distribution is permitted.
      The company may only make distributions to shareholders and other persons entitled to distributable profits to the extent that its equity exceeds the total amount of its issued capital and the reserves which must be maintained by law.
      A deficit may only be offset against the reserves prescribed by law in so far as permitted by law.
      37.2. Upon proposal of the managing board, the supervisory board shall determine what portion of the profit shall be retained by way of reserve, having regard to the legal provisions relating to obligatory reserves.
      37.3. The portion of the profit that remains after application of paragraph 2, shall be at the disposal of the general meeting of shareholders, with due observance of the provisions of article 38, paragraph 2.
      37.4. In case the general meeting of shareholders resolves upon distribution of profits made in the latest financial year, first, if possible, an amount equal to the percentage referred to below of the paid up part of their par value shall be paid as dividend on the preference shares. No further distributions shall be made on the preference shares. The percentage referred to above is equal to the average of the Euro Interbank Offered Rates applying to cash loans with a term of one year — weighted on the basis of the number of days for which these rates applied — during the financial year in respect of which the distribution takes place. If the amount to be paid on the preference shares has been reduced or, pursuant to a resolution for further payment, has been increased in the financial year in respect of which the distribution referred to above is made, the distribution on these shares shall be reduced or, as the case may be, increased if possible by an amount equal to the percentage referred to above of the amount of the reduction or, as the case may be, the increase, calculated from the time of the reduction or, as the case may be, from the time at which further payments become obligatory.
      37.5. The general meeting of shareholders is empowered either to distribute the profits in cash or in kind or to withhold distribution of the said portion of the profit in whole or in part.
Article 38.
      38.1. Upon the proposal of the supervisory board, the general meeting of shareholders shall be entitled to resolve to make distributions charged to the share premium reserve or charged to the other reserves shown in the annual accounts not prescribed by the law, with due observance of the provisions of paragraph 2.

      38.2. The supervisory board shall be entitled to resolve that distributions, the amount of which distributions has been resolved upon by the general meeting of shareholders, to shareholders under article 37, article 38, paragraph 1 and article 39 may be made in full or partially in the form of the issue of shares in the share capital of the company.
      The distribution to a shareholder according to the preceding sentence shall be made to a shareholder in cash or in the form of shares in the share capital of the company, or partially in cash and partially in the form of shares in the share capital of the company, such, if the supervisory board so resolves, at the option of the shareholders.
Article 39.
      At its own discretion and subject to section 105, paragraph 4, Civil Code:2, the supervisory board may resolve to distribute one or more interim dividends on the shares before the annual accounts for any financial year have been approved and adopted at a general meeting of shareholders.
Article 40.
      40.1. Distributions under articles 37, 38 or 39 shall be payable as from a date to be determined by the supervisory board. The date of payment set in respect of shares for which certificates are outstanding or in respect of type I shares may differ from the date of payment set in respect of shares for which type II share certificates are outstanding.
      40.2. Distributions under articles 37, 38 or 39 shall be made payable at a place or places, to be determined by the supervisory board; at least one place shall be designated thereto in The Netherlands.
      40.3. The supervisory board may determine the method of payment in respect of cash distributions on type I shares.
      40.4. Cash distributions under articles 37, 38 or 39 in respect of shares for which a type II share certificate is outstanding shall, if such distributions are made payable only outside the Netherlands, be paid in the currency of a country where the shares of the company are listed on a stock exchange not being the Euro, converted at the rate of exchange determined by the European Central Bank at the close of business on a day to be fixed for that purpose by the supervisory board. If and in so far as on the first day on which a distribution is payable, the company is unable, in consequence of any governmental action or other exceptional circumstances beyond its control, to make payment at the place designated outside the Netherlands or in the relevant currency, the supervisory board may in that event designate one or more places in the Netherlands instead. In such event the provisions of the first sentence of this paragraph shall no longer apply.
      40.5. The person entitled to a distribution under articles 37, 38 or 39 on registered shares shall be the person in whose name the share is registered at the date to be fixed for that purpose by the supervisory board in respect of each distribution for the different types of shares.
      40.6. Notice of distributions and of the dates and places referred to in the preceding paragraphs of this article shall at least be published in a national daily newspaper and abroad in at least one daily newspaper appearing in each of those countries other than the United States, where the shares, on the application of the company, have been admitted for official quotation, and further in such manner as the supervisory board may deem desirable.
      40.7. Distributions in cash under articles 37, 38 or 39 that have not been collected within five years after they have become due and payable shall revert to the Company.
      40.8. In the case of a distribution under article 38, paragraph 2, any shares in the company not claimed within a period to be determined by the supervisory board shall be sold for the account of the persons entitled to the distribution who failed to claim the shares. The period and manner of sale to be determined by the supervisory board, as mentioned in the preceding sentence, shall be notified according to paragraph 6. The net proceeds of such sale shall thereafter be held at the disposal of the above persons in proportion to their entitlement; distributions that have not been collected within five years after the initial distributions in shares have become due and payable shall revert to the Company.
      40.9. In the case of a distribution in the form of shares in the company under article 38, paragraph 2, on registered shares, those shares shall be added to the share register. A type II share certificate for a nominal amount equal to the number of shares added to the register shall be issued to holders of type II shares.
      40.10. The provisions of paragraph 5 shall apply equally in respect of distributions — including pre-emptive subscription rights in the event of a share issue — made otherwise than under articles 37, 38 or 39, provided that in addition thereto in the “Staatscourant” (Dutch Official Gazette) shall be announced the issue of shares with a pre-emptive subscription right and the period of time within which such can be exercised.
      Such pre-emptive subscription right can be executed during at least two weeks after the day of notice in the “Staatscourant” (Dutch Official Gazette).
ALTERATIONS TO ARTICLES OF ASSOCIATION, WINDING UP, LIQUIDATION.
Article 41.
      41.1. A resolution to alter the articles of association or to wind up the company shall be valid only provided that:

a. the proposal to such a resolution has been proposed to the general meeting of shareholders by the supervisory board;

b. the full proposals have been deposited for inspection by shareholders and other persons entitled to attend meetings of shareholders, at the office of the company as from the day on which the notice is served until the close of that meeting.
      41.2. A resolution to amend the articles of association by which the rights conferred on holders of shares of a specific class as such are changed shall require the approval of the relevant class meeting.
Article 42.
      42.1. If the company is wound up, the liquidation shall be carried out by any person designated for that purpose by the general meeting of shareholders, under the supervision of the supervisory board.
      42.2. In passing a resolution to wind up the company, the general meeting of shareholders shall upon the proposal of the supervisory board fix the remuneration payable to the liquidators and to those responsible for supervising the liquidation.
      42.3. The liquidation shall take place with due observance of the provisions of the law. During the liquidation period these articles of association shall, to the extent possible, remain in full force and effect.
      42.4. After settling the liquidation, the liquidators shall render account in accordance with the provisions of the law.
      42.5. After the liquidation has ended, the books and records of the company shall remain in the custody of the person designated for that purpose by the liquidators during a ten-year period.
Article 43.
      From what is left of the company’s assets after all creditors have been satisfied, first, if possible, all holders of preference shares shall have returned to them the paid up part of the nominal amount of their preference shares.
      The residue shall be divided amongst the holders of ordinary shares pro rata to their respective holdings of ordinary shares.
Article 44.
      Any amounts payable to shareholders or due to creditors which have not been claimed within six months after the last distribution was made payable, shall be deposited with the Public Administrator of Unclaimed Debts.